Balance Sheet for
PETROGRES Co Limited for the Year Ending 12/31/2014

	12/31/2014		12/31/2013
	Amounds in usd		Amounds in usd
I EQUITY AND LIABILITIES
1. Shareholders’ funds
(a) Shares Capital	1.000.000		1.000
(b) Reserves and surplus
Retained Earnings	8.994.259	9.994.259	9.025.924	9.026.924

3. Current liabilities
(a) Trade payables		425.508		380.500
Total		10.419.767		9.407.424

II ASSETS
Non-Current Assets
1. (a) Fixed Assets
Tangible Assets
(a)Vessels	9.550.000		9.550.000
less depreciation	-2.785.000	6.765.000	-2.130.000	7.420.000
(b) Furniture and Fixtures	85.000		85.000
less depreciation	-42.500	42.500	-34.000	51.000
		6.807.500		7.471.000
2. Current Assets
(a) Trade receivables	3.085.611		1.526.876
(b) Cash and Cash Equivalents	526.656	3.612.267	409.548	1.936.424
Total		10.419.767		9.407.424

Income Statement for
PETROGRES Co Limited for the Year Ending 12/31/2014
			usd		usd
	01-12/31/2014			01-12/31/2013
	bbls			bbls
1 Freight Income			70.000		1.320.009
2 Sales Income grude oil	175.000	bbls	13.660.728	127.854	11.403.364
3 Sales Income gas oil	7.750	tons	6.007.100		0

A. TOTAL INCOME			19.737.828		12.723.373

Cost of Goods Sold:
Net Purchases			13.225.637		7.007.600
			13.225.637		7.007.600

Operating Costs
1. Logistic & Bunkers			2.408.820		1.965.864
2. Bonus & Surveys/Clear			539.708		624.502
3. Other Vessels OPEX			554.750		918.413
			3.503.277		3.508.779

B. COST OF GOODS SOLD			16.728.914		10.516.379

C. GROSS MARGIN			3.008.914		2.206.994

D. Less:
Management Expenses			492.820		520.287
Annual repairs			0		452.000
Royalties			0		100.000

E. NET OPERATING PROFIT			2.516.094		1.134.707

Depreciation			663.500		663.500
F. NET PROFIT			1.852.594		471.207

G. INCOME TAXES			185.259		47.121

H. NET PROFIT AFTER INCOME TAX			1.667.335		424.086

PETROGRES Co Limited for the Year Ending 12/31/2014
	2014	2013
	usd	usd

Net Income	1.667.335	424.086
Operating activities, cash flows provided by or used in:
Depreciation and amortization	663.500	663.500
Decrease (increase) in accounts receivable	-1.558.735	-767.244
Increase (decrease) in liabilities (A/P, taxes payable)	45.008	14.579
Net cash flow from operating activities	817.107	334.921
Investing activities, cash flows provided by or used in:
Investment s	0	0
Net cash flows from investing activities	0	0
Financing activities
Increase Capital	0	0
Dividends paid	-700.000	-200.000
Net cash flows from financing activities	-700.000	-200.000
Net increase (decrease)in cash and cash equivalents	117.107	134.921
Cash and cash equivalents, beginning of year	409.548	274.627
Cash and cash equivalents, end of period	526.655	409.548

PETROGRES Co Limited for the Year Ending (12/31/2014)
Changes in Equity

	Capital	Reserves	Total
	usd	usd	usd
Opening balance 0/01/2012	1.000	8.801.838	8.802.838
(+) Net Profit/(Net Loss) for the year		424.086	424.086
(-)Dividends		-200.000	-200.000
Closing Balance	1.000	9.025.924	9.026.924

Opening balance 0/01/2013	1.000	9.025.924	9.026.924
(+) Net Profit/(Net Loss) for the year		1.667.335	1.667.335
(+)Increase Capital	999.000		999.000
(-)Increase Capital		-999.000	-999.000
(-)Dividends		-700.000	-700.000
Closing Balance	1.000.000	8.994.259	9.026.924

NOTE NO: 1 SIGNIFICANT ACCOUNTING POLICIES

(a) CONVENTION

The accounts are prepared under the historical cost convention and as a going concern.

Fixed assets are included at the cost incurred at the date of acquisition.

(b) Impairment of Assets

The Company reviews the carrying values of tangible assets for any possible impairment at each Balance sheet date. Impairment loss, if any, is recognised in the year in which impairment takes Place.

(c) CAPITALISATION OF EXPENSES

In addition operating costs of newly acquired ships till the first load port or commencement of first commercial voyage in case of offshore assets are added to the cost of assets. These expenses include initial bunkers, stores, spares, interest, floating staff salaries and wages, travelling of personnel and other incidental expenses.

(d) DEPRECIATION

Depreciation is provided on ships on straight line basis at the rates over their useful lives

(e) TREATMENT OF MAJOR REPAIRS

All major repairs including special survey expenses carried out on vessels are written off to the revenue in the year of incurring the expenses. However, where such expenses are of the nature of capital expenses, the same are added to the cost of the vessel concerned.

(f) STORES AND SPARES

Stores and spares purchased are directly issued to ships and the values of such purchases are charged to the expenses account as consumed.

(g) REVENUE RECOGNITION

Revenues are recognized when (a) Realized or realizable and (b) earned.

Income from time and voyage charters is recorded on the basis of rates contracted with charterers.

For voyages in progress at the year end, the estimated net earnings are divided proportionately over the total number of days taken to complete the voyage and credit is taken for the net earnings falling within the accounting period.

Claims receivable on account of Insurance are accounted for to the extent the Company is reasonably certain of the ultimate collection.

NOTE 2: SHARE CAPITAL

Particulars	As at 12/31/2014		As at 12/31/2013
	Number	In usd	Number	In usd

Authorised
Equity Shares of	1.000.000	1.000.000	1.000	1.000
	1.000.000	1.000.000	1.000	1.000

NOTE 3: RESERVES AND SURPLUS

As per Balance Sheet
	12/31/2014	12/31/2013
	usd	usd
Opening balance	9.025.924	8.801.838
(+) Net Profit/(Net Loss) for the year	1.667.335	424.086
(-)Increase Capital	-999.000	0
(-)Dividends	-700.000	--200.000
Closing Balance	8.994.259	9.025.924

NOTE 4: OPERATING COSTS

Operating Costs	12/31/2014	12/31/2013
	usd	usd
Stores	139.250	142.635
Lubricants	63.809	68.992
Victualling Expenses	68.410	63.152
Other Direct Floating Staff Cost	88.500	84.506
Bunkers and Water	1.387.902	1.406.703
Agency Fees & Port Expenses	196.132	193.518
Spares, Running Repairs and Surveys	217.805	212.459
Fleet Insurance and Protection Club Fees	264.807	263.605
Brokerage and Commission	122.210	117.803
Miscellaneous Expenses	63.409	66.298
Employee Expenses	891.043	889.108
	3.503.277	3.508.779

NOTE 5: TRADE PAYABLES

Trade payables
usd
Prime castle ltd	267.810
Insurance	77.895
Brokers	39.313
Employees	39.490
424.508

INDEPENDENT AUDITORS REPORT to the Shareholders of PETROGRES Co Limited

Report on the Financial Statements

We have audited the accompanying financial statements of PETROGRES Co Limited which comprise the statement of financial position as of 31 December 2014, the statement of comprehensive income, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, as adopted by the European Union, and for such internal controls as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s system of internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company PETROGRES Co Limited as of 31 December 2014 and of their financial performance and their cash flows for the year then ended in accordance with International Financial Reporting Standards, as adopted by the European Union.

Athens, 11 February 2015

DIMITRIOS TH. VERNADAKIS

Certified Public Accountant Auditor Institute of CPA (SOEL) Reg. No. 10301